Exhibit 10.2

PORTLAND NATURAL GAS TRANSMISSION SYSTEM

AMENDED AND RESTATED OPERATING (MANAGEMENT) AGREEMENT — US

THIS AGREEMENT dated as of the 1st day of January, 2012, (the “Effective Date”) by and between PNGTS Operating Co., LLC, a Massachusetts limited liability company (hereinafter referred to as “Opco”) and 9207670 Delaware Inc., a Delaware company (hereinafter referred to as “Serviceco”).

WITNESSETH:

WHEREAS Portland Natural Gas Transmission System (“PNGTS”) was formed as a Maine general partnership pursuant to an Amended and Restated Partnership Agreement dated March 1, 1996;

WHEREAS, PNGTS owns a FERC-regulated interstate natural gas pipeline (the “PNGTS Pipeline”) extending from an interconnection with the TQM pipeline system near Pittsburgh, New Hampshire to an interconnection with Tennessee Gas Pipeline Company pipeline system (“Tennessee”) near Haverhill, Massachusetts (the “Facilities”);

WHEREAS, the portion of PNGTS from Westbrook, Maine to the interconnection with the Tennessee pipeline system (the “Joint Facilities”) is jointly owned with Maritimes and Northeast Pipeline L.L.C. (“MNE”) and is operated by M & N Operating Company pursuant to an agreement with PNGTS and MNE dated October 8, 1997 (the “MNE Operating Agreement”);

WHEREAS, Opco is designated as the operator of PNGTS pursuant to an agreement with PNGTS dated October 2, 1996; and

WHEREAS, Opco subcontracted a portion of its responsibilities as operator of the PNGTS system to Serviceco, and such services are performed in the United States under the original operating agreement dated August 3rd, 2004 (the “US PNGTS Operating Agreement”); and

WHEREAS, Opco and Serviceco have accordingly agreed to cancel, amend and restate the US original PNGTS Operating Agreement in order to change the fee structure from a fixed fee basis to a fully reimbursed, as spent basis.

NOW THEREFORE, in consideration of the representations, covenants and premises hereinafter set forth, the Parties agree as follows:

1. Definitions

Those capitalized terms which are defined in the Partnership Agreement (as defined herein) shall, except as otherwise specifically provided herein, have the same meanings in this Agreement. In addition, the following capitalized terms shall have the meanings set forth below:

1.1.                            Additional Services. The Additional Services described in Section 3.9.

1.2.                            Additional Services Cost. The cost of any Additional Services, including labour, expenses or capital costs related to the Additional Services, and including the internal fully allocated cost of Additional Services provided by or performed by TransCanada.

1.3.                            Affiliate. Any Person which, directly or indirectly through one or more Persons, controls or is controlled by or is under common control with another Person, including, without limitation, any direct or indirect subsidiary of TransCanada.

1.4.                            Budget Reporting Form. The form as attached as Schedule “A”.

1.5.                            Canadian Operating Agreement. The Amended and Restated Operating (Management) Agreement dated January 1st, 2012 between Opco and 1120436 Alberta Ltd.

1.6.                            Capital Services. The Capital Services described in Section 3.7.

1.7.                            Capital Services Costs. The costs incurred in connection with providing the Capital Services including labour, expenses or capital costs related to the Capital Services, and including the internal fully allocated cost of Capital Services provided by or performed by TransCanada.

1.8.                            Day. A period of 24 consecutive hours commencing at 8:00 a.m. Eastern Standard Time.

1.9.                            Excluded Event. An event which: (i) is covered by the insurance maintained in accordance with this Agreement; (ii) is the direct result or is directly attributable to the gross negligence or wilful misconduct of Serviceco Group that was not attributable to the instructions, authorization, approval of or concurrence of Opco or the Partnership; or (iii) is a breach of this Agreement.

1.10.                     FERC. The Federal Energy Regulatory Commission.

1.11.                     FERC Tariff. The Partnership’s tariff which is either (i) the tariff in effect pursuant to an order from FERC, or (ii) if no such FERC order is then in effect, then the tariff which the Partnership has filed with FERC.

1.12.                     Loss. With respect to any Person, means any loss, expense, injury, liability, death, damage, or claim against that Person.

1.13.                     Material Change. Any significant regulatory, governance, environmental, or legislative change from the current PNGTS operating environment which increases the cost of providing the Operating Services.

1.14.                     Month. A period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.

1.15.                     Partnership Agreement. The Amended and Restated Partnership Agreement of Portland Natural Gas Transmission System, dated March 1, 1996, and all amendments thereto.

1.16.                     Operating Agreement. The Portland Natural Gas Transmission System Operating (Management) Agreement between PNGTS and Opco dated October 2, 1996, as amended.

1.17.                     Operating Service. Any service provided by Serviceco pursuant to Section 3.1

1.18.                     Party. Serviceco or Opco and “Parties” shall mean Opco and Serviceco.

1.19.                     Person. An individual, corporation, trust, limited or general partnership, or joint venture.

1.20.                     Serviceco Group. Collectively, Serviceco, its Affiliates, and its subcontractors, shareholders, directors, officers, servants, agents, employees and consultants.

1.21.                     Rate Case Hearing. Any matter related to a general rate application by PNGTS pursuant to the Natural Gas Act.

1.22.                     Termination Costs. As defined in Section 5.1.2.

1.23.                     TransCanada. TransCanada Pipelines Limited or any wholly-owned Affiliate which performs any part of the Operating Services, the Capital Services and the Additional Services.

1.24.                     Year. Each 12 Month period beginning on the first Day of a calendar year and ending on the first Day of the next calendar year, provided that the first year hereunder shall begin on the date specified in Section 10.1, and shall end on the first Day of the following calendar year, and further provided that the last contract year shall end at the end of the term provided in Section 10.1 of this Agreement, unless extended by mutual agreement between the Partnership and Operator.

2.                                      Relationship of the Parties

2.1.                            Appointment as Operator. Upon and subject to the terms and conditions of this Agreement, Serviceco agrees to perform the portion of Opco’s obligations under the Operating Agreement described in Section 3.1. The performance of

Serviceco’s obligations under this Agreement shall be subject to the general direction of the Partnership through the Management Committee or such other committees as may hereafter be designated by the Partnership, pursuant to the provisions of this Agreement and of the Partnership Agreement, the terms of which are incorporated herein by reference.

2.2.                            Operator’s Authority to Execute Contracts. Subject to any procedures established and approved by the Management Committee, contracts relating to the scope of this Agreement business may be executed by Serviceco. Copies of all contracts entered into by Serviceco which affect the Partnership or the Facilities shall be in writing and shall be provided to the Partnership. Without approval of the Management Committee, Serviceco shall not execute any contract with or otherwise commit the Partnership or Serviceco to any obligation to any third party unless (i) the contract or commitment is authorized pursuant to Section 3.4 or 5.2 and (ii) the contract or commitment contains a provision limiting the claims of such third party (and any of its beneficiaries) thereunder to the assets of the Partnership and expressly waiving any rights of such parties (and any beneficiaries) to proceed against the Partners individually.

3.                                      Operator’s Responsibilities

3.1.                            Operating Services. Subject to the prior budget authorizations of the Management Committee pursuant to Section 5.2 of this Agreement and the prior approval of the Management Committee with respect to those matters enumerated in Section 7.2.6 of the Partnership Agreement, and subject to the assignments of responsibility in the Canadian Operating Agreement and the MNE Operating Agreement, Operator shall have the general responsibility for the matters set forth herein. Notwithstanding the foregoing; (i) all responsibilities not expressly delegated to Opco by the Operating Agreement or by resolution of the Management Committee or which are not reasonably related to expressly delegated responsibilities are retained by the Partnership and are not delegated to Serviceco pursuant to this Agreement, and (ii) any responsibilities not specifically delegated to Serviceco herein are retained by Opco. Serviceco shall ensure that it shall perform its obligations under this Agreement in a manner which results in Opco meeting its obligations under the Operating Agreement. In discharging its responsibilities hereunder, Serviceco shall:

3.l.1.                      Provide the day-to-day management, supervision, operating, and maintenance services for the Facilities; act as administrative liaison and provide other related services for the Partnership, including, but not limited to, legal, environmental, construction, repair, replacement, operational planning, public relations, budgeting, technical services, and all regulatory matters excluding regulatory matters related to Capital Services and Additional Services.

3.1.2.                  Provide a business development function for PNGTS in accordance with Schedule “B”

3.1.3.                  Prepare proposed budgets and schedules for the review and approval of the Partnership pursuant to Section 5.2 of this Agreement.

3.1.4.                  Maintain the corporate records of the Partnership and Opco.

3.1.5.                  Make reports to and consult with the Management Committee regarding all duties, responsibilities and actions of Serviceco under this Agreement in the form and at the times reasonably requested by the Management Committee, and provide access to information related thereto to the Partnership.

3.1.6.                  Except as otherwise provided by applicable laws or governmental regulations or as otherwise directed by the Partnership, retain all charts, records, plans, design, studies and reports and other documents related to the design, construction, operation, maintenance and administration of the Facilities for a period of seven (7) years from the date of completion of the activity to which such records relate or such longer period as is requested by the Partnership.

3.1.7.                  Prepare and negotiate in the name of the Partnership rights-of-way, permits and contracts necessary for the operation and maintenance of the Facilities, resist the perfection of any involuntary liens against Partnership property and, to the extent permitted by law, hold Partnership property free of all involuntary liens.

3.1.8.                  Cause the Facilities to be operated in accordance with the requirements of all federal, state or other government agencies having jurisdiction, including but not limited to the requirements of the United States Department of Transportation set forth in 49 CFR Part 192, in accordance with the sound, workmanlike and prudent practices of the natural gas pipeline industry, and provide or cause to be provided such appropriate supervisory, audit, administrative, technical and other services as may be required, provided that none of the services referenced in this Section shall include Additional Services or Capital Services.

3.1.9.                  Make reports as soon as practicable to the Partnership of all non-routine occurrences that Serviceco determines may have a significant adverse impact upon the operation of the Facilities and make a follow-up report at an appropriate time on the response to each such non-routine occurrence.

3.1.10.           Perform gas measurement responsibilities for PNGTS Pipeline including, without limitation, monitoring meter stations, the control of valves, flow regulators, and quantity measurement facilities, the measurement of quantities of natural gas actually received into and delivered from PNGTS Pipeline and the allocation of such quantities to PNGTS’ shippers.

3.1.11.           Monitor the quality of natural gas received into and delivered out of the PNGTS Pipeline to maintain quality specifications that are consistent with the quality specifications of PNGTS Pipeline’s tariff.

3.1.12.           Administer any and all interconnect agreements between the PNGTS Pipeline and any other Person with upstream or downstream facilities that interconnect with the PNGTS Pipeline.

3.2.                            Limitation on Liability. For greater certainty, Serviceco undertakes no liability for the following expenses, which will, if payable, be paid for by Opco on behalf of PNGTS using the accounts of PNGTS or Opco, as the case may be:

1.            Any taxes not specifically noted above, including ad valorem;

2.            depreciation;

3.            interest expense and other financial charges;

4.            amortization; and

5.            facilities expansions.

3.3.                            Change in Serviceco’s Responsibilities. The Partnership may change the authority and responsibility delegated to Opco under Article 3 of the Operating Agreement following written notice of such change. Upon any such change which affects the obligations included in this Agreement, Serviceco and Opco shall agree to amend this Agreement to reflect such change.

This includes but is not limited to all costs, including costs to Serviceco’s Affiliates, related to the acquisition or termination of any labour, contract or material resources. Within 90 days from the notice of change, Serviceco shall submit a budget reflecting these changes to the Management Committee subject to approval under Article 5.0.

3.4.                            Serviceco’s Authority to Perform Unbudgeted Maintenance and Repairs. Serviceco is authorized to perform maintenance and repairs to the Facilities which have not been included in the most recent budget approved by the Management Committee pursuant to Section 5.2 of this Agreement, provided that the total cost of all such unbudgeted maintenance and repairs in any of the Partnership’s fiscal years shall not exceed $100,000 or the amount permitted under Section 5.2 of the Operating Agreement, whichever is greater, and provided, further, that Serviceco informs the Partnership of the incurrence of any such expenses. Serviceco is authorised to make emergency maintenance and repairs to the Facilities at any time irrespective of budget authorization. Serviceco shall give prompt written notice to the Partnership of the nature, extent and cost of such emergency maintenance and/or repairs.

3.5.                            Right to Request Instructions from Management Committee. Opco shall, at the request of Serviceco, exercise its ability to request instructions from the Management Committee in accordance with Section 3.3 of the Operating Agreement with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such instructions. Serviceco shall be fully protected in acting in accordance with the instructions of the Management Committee or in omitting to act pending the receipt of such instructions, and shall have no liability for any act in good faith in compliance therewith, or for its good faith failure to act pending receipt thereof.

3.6.                            Construction and Operation of a Facilities Expansion. Serviceco’s responsibilities shall not include the preparation of any regulatory application, or maintenance or construction activities related to an expansion of the PNGTS Pipeline (a “Facilities Expansion”). Any activities related to the planning and construction of a Facilities Expansion, including design, regulatory and environmental authorizations and applications, equipment purchases, construction management and land acquisition shall be considered Additional Services. If a Facilities Expansion is proposed and built by the Partnership, the Parties’ responsible executive officers will meet to negotiate an increase in the fees for the services provided pursuant to this Agreement based on the additional operational requirements of the PNGTS Pipeline, and, if the Parties are not able to agree on an increased fee within four days of the commencement of negotiations, either party may require that the increased fee set by binding commercial arbitration in using the procedures set out in Section 12 of the Partnership Agreement.

3.7.                            Capital Services. Serviceco will provide Capital Services to Opco in relation to the PNGTS Pipeline. Capital Services includes the labour and expenses (including any equipment or pipe purchase expenses) for Serviceco employees or contractors performing work on the PNGTS Pipeline which would ordinarily be accounted for as part of the total capital cost for such activities in accordance with PNGTS’ capital accounting policy, including the labour component of Serviceco’s pipe integrity and maintenance programs and work on any regulatory authorizations related to such Capital Services.

3.8.                            Payment for Capital Services. Where Capital Services are either specifically authorized by the Partnership or included in a budget which is approved by the Partnership, Opeo shall pay Serviceco any related Capital Service Costs.

3.9.                            Payment for Additional Services. Additional Services include any management, administrative or operational activity performed by Serviceco and relating to the PNGTS, including Rates Case Hearings, pigging (to the extent such costs are incremental to costs included in operating budgets) and integrity management program commitments that cause incremental or unforeseen services, and any associated regulatory applications, which are not included in the Operating Services or which are not a Capital Service. Where Additional Services are either specifically authorized by the Partnership or included in a budget which is approved by the Partnership, Opco shall pay Serviceco for any Additional Service Costs.

4.                                      Employees, Consultants and Subcontractors

4.1.                            Serviceco’s Employees, Consultants and Subcontractors. Serviceco shall employ or retain and have supervision over the Persons (including consultants and professional service or other organizations) required by Serviceco to perform its duties and responsibilities hereunder in accordance with sound, workmanlike and prudent practices of the gas transmission pipeline industry. Serviceco shall pay all budgeted expenses in connection therewith, including compensation, salaries, wages, overhead and administrative expense incurred by Serviceco and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and such other expenses. Serviceco may cause its employees, contractors or agents, or the employees, contractors or agents of TransCanada, to perform its obligations under this Agreement at any property owned or controlled by PNGTS or Opco, including any part of the right-of-way of the PNGTS Pipeline.

4.2.                            Standards for Serviceco and its Employees. Serviceco shall perform its services and carry out its responsibilities hereunder and shall require all of its employees and contractors, subcontractors, and materialmen furnishing labor, material or services for the construction and operation of the Facilities to carry out their responsibilities, in accordance with the sound, workmanlike and prudent practices then applied in the natural gas pipeline industry and in compliance with all relevant laws, statutes, ordinances, safety codes, regulations and rules of governmental authorities having jurisdiction applicable to the Facilities and in accordance with the FERC Tariff.

4.2.1.                  Serviceco shall require all contractors, and such contractors shall use reasonable efforts to require all subcontractors, to hold harmless and indemnify the Partnership and each Partner against any claim, loss or liability for death, personal injury or damage to or destruction of property incurred by reason of any act or omission of such act by contractors and subcontractors and their agents, servants and employees.

4.2.2                     All materials and workmanship used or provided in performing the duties and responsibilities hereunder shall be in accordance with applicable drawings, specifications and standards.

4.2.3.                  Serviceco will exercise reasonable diligence to obtain the most favourable terms or warranties available from vendors, suppliers and other third parties and, where appropriate, Serviceco shall assign such warranties to the Partnership.

4.3.                            Consultants and Subcontractors. The provisions of Section 4.2 shall be applicable to any contractor, consultant and/or subcontractor retained by Serviceco in connection herewith.

5.                                      Financial and Accounting

5.1.                            Accounting and Reimbursement

5.1.1.                  Serviceco shall keep a full and complete account of all costs, expenses and expenditures incurred by it or incurred by the Partnership and paid for by Serviceco using Partnership or Opco funds, in connection with performance of Serviceco’s obligations hereunder.

5.1.2.                  Opco shall compensate Serviceco on a fully reimbursed basis, without profit or loss. If this Agreement is terminated in any manner, Opco will firstly be responsible for payment to Serviceco of all outstanding transition costs incurred by Serviceco associated with the transfer of services and contracts. Opco will also be responsible for payment of all costs of transitioning services out of Serviceco (“Termination Costs”). This includes all termination costs of employees, including severance, required administration time, additional pension payments, earned vacation accruals, continuation of benefits for a predetermined amount of time in line with Serviceco policies, and any other costs attributable to the severance of these employees. Opco will also be responsible for all costs of transferring equipment, capital assets, data or any other requirements from Serviceco facilities, including the payment of TransCanada and Serviceco personnel to help with this movement. Serviceco will not withhold any material information, however, the sale of capital assets and equipment is at the sole discretion of Serviceco, and will be sold at minimum for the fair market value of the item in question.

5.2.                            Budgets. As soon as practicable, but in no event later than 60 days after the Effective Date, Serviceco shall prepare and submit for approval of the Management Committee an initial estimate of capital expenditures, operating income and expenses which Serviceco anticipates for the remainder of the Year. Annually thereafter, on or before each October 1, Serviceco shall prepare and submit for approval of the Management Committee a budget for capital expenditures, operating income and expenses and cash flows which Serviceco anticipates for the ensuing Year as per the Budget Reporting Form in Schedule “A”. If the Management Committee does not approve a budget, or any portion thereof is not approved, then it shall be revised by Serviceco in accordance with the instructions of the Management Committee. Except as the Management Committee may otherwise direct, the budget approved by the Management

Committee and then in effect shall constitute authorization of Serviceco to incur the expenditures contained in such budget and to incur expenditures up to ten percent in excess of the amount set for any line item in such budget, provided that the total of all such expenditures in excess of budgeted line item amounts shall not exceed five percent. Serviceco shall immediately inform the Management Committee of any facts which Serviceco believes may increase or decrease any line item in the most recent budget approved by the Management Committee by ten per cent or more or increase or decrease the total amount of such budget by five per cent or more and submit a revised budget for approval prior to making any expenditures, unless the expenditures are covered by Section 3.3 of this Agreement

5.3.                            Audit and Examination. In addition to the audit responsibilities assigned by the Partnership Agreement to the Audit Committee, any Partner(s), the Partnership or then designated representatives (including in the case of the Partnership representatives from each Partner), after 15 Days’ notice in writing to Serviceco, shall have the right during normal business hours to audit or examine, at the expense of the Partner(s) or the Partnership conducting the audit or examination, all books and records of Serviceco as well as the relevant books of account of Serviceco’s contractors, but only insofar as they relate to the revenues of the PNGTS, the Capital Services, the Additional Services and Opco Retained Costs, and, in particular, shall not include any right to review costs outside of those listed in Schedule “A”. The total number of audits commenced in any Year by the Partnership shall not exceed two. Such audit right shall include the right to meet with Serviceco’s internal and independent auditors to discuss matters relevant to the audit or examination. All audits by a Partner hereunder shall take place within two Years after the close of the Year with respect to which such audit is conducted; provided, however, that any Partner audits relating to construction costs may be made up to 48 Months after the in-service date of the related facilities. Serviceco shall respond to any claim or discrepancies made or discovered under this Section 5.4 within one month of its receipt of such claim or discrepancies.

6.                                      Inspection. Each Partner shall, at its sole risk and expense, have the right at all reasonable times during normal business hours to inspect the Facilities.

7.                                      Status of Serviceco. In performing services pursuant to this Agreement, Serviceco shall be an independent contractor to Opco.

8.                                      Intellectual Property

8.1.                            Inventions and Copyrights. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material, developed by Serviceco or its Affiliates or employees while engaged primarily in the performance of services under this Agreement shall, unless otherwise directed, be assigned to Serviceco , which shall have the exclusive right to the exploitation thereof; provided that, if this Agreement is terminated, Serviceco shall grant to Opco a perpetual, royalty free, irrevocable licence to use and reproduce such intellectual property with respect to the operation, maintenance, construction, commissioning, replacement or alteration of the PNGTS Pipeline.

8.2.                            Confidentiality. Serviceco and Opco shall comply with the provisions applicable to confidential information set out in Section 13.12 of the Partnership Agreement, which provisions are incorporated herein by reference as if set out in full.

8.3.                            License to Serviceco. Opco hereby grants Serviceco on behalf of the Partnership an irrevocable, royalty-free, non-exclusive and non-assignable license to use, for the duration of its appointment as Operator or for the term of this Agreement, whichever period is shorter, any confidential information provided to Opco and designated as such by the Partnership under the Operating Agreement, or generated by the Partnership or Serviceco on behalf of the Partnership during the term of the Partnership Agreement. For purposes of this Section 8.3, confidential information shall include, but shall not be limited to, inventions (whether patented or not) and copyrighted or copyrightable material. As a condition precedent to the effectiveness of the aforesaid license, Serviceco hereby expressly agrees that it will utilize such confidential information solely in connection with the performance of its duties hereunder and further expressly agrees that if Serviceco is not a Partner or an Affiliate of one or more Partners, it will be subject to and bound by the provisions set forth in Section 13.12 of the Partnership Agreement as if it were a Partner, which provisions are incorporated herein by reference as if set out in full. Upon termination of this Agreement, termination of its responsibilities under this Agreement or assignment pursuant to Section 15.6 hereof, Serviceco shall return all confidential information which has been provided to it pursuant to the aforesaid license, together with all reproductions thereof in Serviceco’s possession to the Partnership.

9.                                      Indemnification, Litigation, Insurance and Liability

9.1.                            Serviceco’s Indemnity. Serviceco shall indemnify, defend and hold Opco, the Partnership, its Partners, employees and agents and the Affiliates, directors, officers, employees and agents of its Partners, harmless from and against any claim, demand, cause of action, liabilities (including reasonable attorney’s fees), damages, loss or expense arising from or related in any way to:

9.1.1.                  all actions or failures to act by Serviceco which are not in accordance with the terms of this Agreement or any express direction by the Partnership.

9.1.2.                  claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Serviceco in connection herewith except for claims associated with or resulting from good faith efforts to contest such taxes.

9.1.3.                  Partnership losses and/or third party claims arising from Serviceco’s gross negligence or wilful misconduct or both.

9.2.                            Opco’s Liability. Notwithstanding anything in this Agreement to the contrary, Serviceco shall not be liable to Opco or the Partnership, or their partners and shareholders, and the directors, officers, servants employees, consultants of any of them (collectively, the “Non-Operators”) for Loss, whether contractual, extra-contractual (including based on negligence), by indemnity or otherwise, legally imposed, suffered or incurred by the Non-Operators resulting from or in any way attributable to or arising out of any act or omission, whether negligence or otherwise, of Serviceco in conducting or carrying out this Agreement, except if the Loss is the result of an Excluded Event.

9.3.                            Opco’s Indemnity. Opco shall indemnify, defend and hold the Serviceco Group harmless from and against any Loss suffered or incurred by the Serviceco Group in conducting or carrying out this Agreement, and whether the Loss results directly or indirectly from any act or omission by the Serviceco Group, including negligence, save and except to the extent such Losses are the result of an Excluded Event.

9.4.                            Consequential Damages. Notwithstanding anything in this Agreement to the contrary, Serviceco shall not be liable to Partnership, its Partners, employees and agents and the Affiliates, directors, officers, employees and agents of its Partners, for any indirect or consequential damages, except to the extent such damages are claimed in accordance with Section 9.1.

9.5.                            Serviceco’s Liability Limit. Notwithstanding anything in this Agreement to the contrary, if Serviceco is liable for damages pursuant to the provisions of this Agreement, Serviceco’s liability or responsibility for such damages or obligations shall be reduced to the extent that such costs and damages are recoverable by the Partnership or Opco from any third party, any insurance policy, or pursuant to any tolls agreement or application.

9.6.                            Limitation of Liability. Service and Opco hereby agree that any claim against the Partnership or Opco which may arise hereunder shall be made only against the assets of the Partnership or Opco, as the case may be, and that all rights to proceed against the Partners of the Partnership or the shareholder(s) of Opco or the assets of either, other than their interests in the Partnership or Opco, as the case may be, as a result of any such claim or any obligations arising therefrom, are hereby expressly waived.

9.7.                            Insurance

9.7.1.                  Serviceco shall carry and maintain insurance in amounts and on such terms as may be directed by the Partnership from time to time, so as to protect Serviceco, its agents and employees against all actions, claims, demands, costs and liabilities arising out of the negligence of Serviceco, its agents and employees in connection with their good faith acts (or failure to act) within the scope of Serviceco’s authority under this Agreement. Serviceco shall, subject to the approval of the Management Committee, carry and maintain such other insurance for the benefit of the Partnership, Opco and Serviceco and require contractors, subcontractors or consultants to carry and maintain insurance deemed adequate by Serviceco, as approved by the Management Committee, (i) to protect the Partnership, Opco and Serviceco and (ii) satisfy any other requirements under applicable law.

9.7.2.                  With respect to claims and losses covered by insurance other than insurance provided for in Section 9.5.1 of this Agreement, it is agreed that neither Serviceco nor Opco shall have any rights of recovery against one another, or against the Affiliates of each, or the insurers of either of them, and their rights of recovery are mutually waived to the extent of the loss covered by insurance other than insurance provided for in Section 9.5.1 hereof. All such policies of insurance shall be endorsed properly to effectuate this waiver of recovery, provided, however, that if either the Partnership or Serviceco is unable, despite its best efforts, to obtain such an endorsement, then the other Party may waive or appropriately modify this requirement.

9.8.                            Subrogation. Opco shall be subrogated to Serviceco’s rights with respect to any matter covered by the indemnity provided by Opco to Serviceco hereunder.

10.                               Term

10.1.                     Term. This Agreement shall be effective as of the date set forth at the Effective Date of this Agreement and, shall continue until August 1, 2009 and will be renewable from year to year effective on that date subject to Early Termination or termination in accordance with this Section. This Agreement and its Term shall continue to be automatically renewed beyond the original Term provided that either Party may terminate on any date on or after August 1, 2009 by providing 180 days written notice of termination.

10.2.                     Early Termination. This agreement may be terminated by either Party prior to the end of the Term (“Early Termination”), only pursuant to the following provisions:

10.2.1.           Either Party may, by sixty (60) days written notice to the other Party, terminate this Agreement if the other Party dissolves, becomes insolvent or if a petition in bankruptcy is filed by or against such Party, or if such Party takes the benefit of any bankruptcy or insolvency law, or files any plan or arrangement thereunder or if a receiver is appointed for such Party or any of its property, unless such event is cured or remedied within such sixty (60) day notice period;

10.2.2.           Either Party may, by sixty (60) days written notice to the other party, terminate this Agreement if the Operating Agreement is terminated for any reason.

10.2.3.           Serviceco may by written notice to the other Party, terminate this Agreement if TransCanada assigns or otherwise terminates its legal or beneficial interest in the Partnership, provided that this provision shall not apply if TransCanada PipeLines Limited assigns its legal or beneficial interest in the Partnership to an Affiliate.

10.2.4.           Serviceco may by written notice to Opco, terminate this Agreement if, at any time during the Term a Material Change occurs which is adverse to the revenues anticipated to be obtained by Serviceco under this Agreement.

10.3.                     Opco’s Actions Upon Early Termination. In the event of either Party delivering a termination notice to the other Party, Serviceco shall continue to operate the PNGTS Pipeline in accordance with the terms and conditions of this Agreement up to and including the date specified in the termination notice and shall forthwith without undue delay, but in any event no later than sixty (60) days thereafter, transfer and assign to Opco, or another entity so directed by Opco, any and all assets of Opco held by Serviceco hereunder, including but not limited to all contracts, permits, books, records, confidential material, licences, contract rights and other property, whether tangible or intangible. Serviceco shall promptly wind up its duties under this Agreement and complete the transfer of its responsibilities to Opco or another entity as may be directed by Opco.

10.4.                     Opco’s Fees and Expenses Upon Early Termination. Subject to the other provisions of this Agreement, Serviceco shall be entitled to and Opco shall pay to Serviceco the following Early Termination Amounts effective as of the earlier termination date, in accordance with s. 5.1.2 hereto:

(a)                                 In the event of termination of this Agreement by Serviceco for Opco’s insolvency or bankruptcy pursuant to Section 10.2:

(i)            all amounts due and owing pursuant to Section 3 herein;

(ii)           Any and all costs and expenses reasonably incurred by Serviceco in winding up its duties under this Agreement and transferring such responsibilities and Opco’s assets; and

(iii)          The Termination Costs.

(b)                                 In the event of termination of this Agreement by Opco or Opco’s Representative for Serviceco insolvency or bankruptcy pursuant to Section 10.2.

(i)            All amounts due and owing pursuant to Section 3 herein;

(ii)           Any and all costs and expenses reasonably incurred by Serviceco in winding up its duties under this Agreement and transferring such responsibilities and Opco’s assets; and

(iii)          The Termination Costs.

(c)                                  In the event of termination of this Agreement by either Party pursuant to Section 10.3 herein:

(i)            All amounts due and owing pursuant to Section 3 herein;

(ii)           Any and all costs and expenses reasonably incurred by Serviceco in winding up its duties under this Agreement and transferring such responsibilities and Operator’s assets; and

(iii)          The Termination Costs.

11.                               Survival of Obligations. The termination of this Agreement shall not discharge either Party from any obligation which it owes to the other Party by reason of any transaction, commitment or agreement entered into, or any loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to such termination.

12.                               Accounting and Taxes

12.1.                     Consistent with Partnership Agreement. The accounting and tax service provided by Serviceco shall be consistent with the applicable provisions of Article 6 of the Partnership Agreement that are incorporated by reference herein as set forth in full. Matters of tax policy for the Partnership shall be the responsibility of and determined by the Management Committee in accordance with Section 7.6 of the Partnership Agreement.

13.                               Law of the Contract. This Agreement shall be construed and interpreted under the laws of the State of Maine, without regard to the principles of conflicts of laws.

14.                               Force Majeure.

14.1.                     Effect of Force Majeure. In the event that either Opco or Serviceco is rendered unable, by reason of any event of force majeure, as defined herein, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party’s giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both Parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extent and for the period of such force majeure condition.

14.2.                     Nature of Force Majeure. The term “force majeure” as used in this Agreement shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any government or regulatory entity having proper jurisdiction, temporary failure of gas supply, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alterations to pipelines or plants, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.

14.3.                     Non-Force Majeure Situations. Neither Serviceco nor Opco shall be entitled to the benefit of the provisions of Section 14.1 of this Agreement under the following circumstances:

14.3.1.           To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch;

14.3.2.           If the failure was caused by failure of the Party claiming suspension to request or pay necessary funds in a timely manner, or with respect to the payment of any amounts then due hereunder;

14.3.3.           To the extent that the failure was caused or contributed to by the negligence, gross negligence or wilful misconduct of the Party claiming suspension.

14.4.                     Resumption of Normal Performance. Should there be an event of force majeure affecting performance hereunder, the Parties shall co-operate to take all reasonable steps to remedy such event with all reasonable dispatch to insure resumption of normal performance.

14.5.                     Strikes and Lockouts. Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the requirement in Section 14.3.1 and Section 14.4 of this Agreement that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the Parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

15.                               General

15.1.                     Effect of Agreement. This Agreement reflects the whole and entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, among the Parties with respect to the subject matter hereof.

15.2.                     Notices. Unless otherwise specifically provided in this Agreement, any written notice or other communication shall be sufficiently given or shall be deemed given on the fifth business day following the date on which the same is mailed by registered or certified mail, postage prepaid, or on the next business day following the date on which the same is sent via a nationally recognized courier service or by telecommunication, in each case addressed:

15.2.1.           If to Serviceco, to:

Paul McGregor, Vice President

TransCanada PipeLines Limited

450 – 1 Street S.W.

Calgary, Alberta T2P 5H1

or such other person or address as may be designated from time to time by written notice to Opco.

15.2.2.           If to Opco, to

Mr. Robert Pirt, President

PNGTS Operating Co., LLC

One Harbour Place

Portsmouth, NH USA

03801

and

Mr. Patrick Cabana

Vice President, Gas Supply, Procurement and Regulatory Affairs

Gaz Metro

1717 du Havre

Montreal, Quebec

H2K2X3

(514)598-3364

or such other person or address as may be designated from time to time by written notice to Serviceco.

15.3.                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.4.                     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.5.                     Waiver. No waiver by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirements herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of any Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Party shall constitute a waiver of such right by the other Party except as may otherwise be required by law with respect to Persons not parties hereto. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

15.6.                     Assignability. This Agreement may not be assigned by Serviceco, nor may Serviceco delegate any of its obligations hereunder except as otherwise expressly permitted or contemplated hereby, without the prior written consent of the Partnership, which consent may be granted or withheld in such the Partnership’s sole discretion. Opco may assign this Agreement without the consent or approval of Serviceco. Any assignment hereunder shall be effective on the first Day of the Month following the Month during which the Assignment is complete. In the event of an assignment of this Agreement by either Party, the assignor shall have no further rights, liability or obligations hereunder; provided, however, that the assignor shall not be discharged from any obligation which it owes to the other Party by reason of any loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to the effective date of such assignment. This Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the respective Parties hereto.

15.7.                     References to Money. All references in this Agreement to money shall be to or in Dollars of the United States of America.

15.8.                     Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

15.9.                     Third Persons. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a party hereto any rights or remedies under or by reason of this Agreement.

15.10.              Laws and Regulatory Bodies. This Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

15.11.              Remedies Cumulative. Remedies provided under the provisions of this Agreement shall be cumulative and shall be in addition to the remedies provided by law or in equity.

15.12.              Conflicts. In the event there is any conflict between this Agreement and any schedule or subsequent agreement referred to herein, the provisions hereof shall be deemed controlling, except in the event of a conflict with the Partnership Agreement, in which event the Partnership Agreement shall be deemed controlling.

15.13.              Approval of Partnership or Management Committee. Unless otherwise specified, when the approval or other action of the Partnership is required under this Agreement such requirement shall be deemed to require approval of the Management Committee pursuant to the provisions of Article 7 of the Partnership Agreement.

15.14.              Amendment. This Agreement may be amended, supplemented, restated, modified or otherwise changed only upon the written direction of the Partnership.

15.15.              Section Numbers. Unless otherwise indicated, references to Section numbers are to Sections of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the 1st day of January, 2012.

PNGTS OPERATING CO., LLC.		9207670 DELAWARE INC.

By:	/s/ Rob Pirt	By:	/s/ Paul McGregor
	Rob Pirt		Paul McGregor

By:	/s/ Glenn Menuz	By:	/s/ Ron Cook
	Glenn Menuz		Ron Cook

SCHEDULE “A”

TransCanada - PNGTS Services

Budget Reporting Form (“Dashboard”)

For The Period Ended

	YEAR-TO-DATE			ANNUAL
Department Name	Actual	Budget	Variance	Forecast	Budget	Variance
Operating Services:

Canadian Pipelines Market Development
System Design and Commercial Operations
Affiliated Services
Canadian Pipelines
US Pipelines Market Development
FERC Fees Pipeline
Pipelines

Corporate Development and Strategy

Northeast US Operations
ANR Field Operations
Engineering
Field Operations

Community, Safety & Environment
O&ES USPC
O&ES Management & Intiatives
Affiliated Pipeline Operations
Supply Chain Management
Pipe Integrity- US
01271 Pipeline Integrity R&D
Business Management Services
O&PS Business Optimization
Field Operations - Other Programs
00581 Industry Relations
Land Payments
Operations and Project Services Operational
00367 Revenue Generation
Operations and Major Projects

Human Resources
Facility Services

IS Project Expense
IS Management Security & Support
IS Technical Systems Delivery
IS Telecommunications
IS Application Maintenance & Support
IS Application Maintenance & Support - USPL
IS PMO & Acquisitions
IS Architecture and Planning
Information Systems

Relocation Expense
Rent
Frequent Business Travelers
Internal Communication
Corporate Services

Public Sector Relations
Corporate Legal Services
Pipeline & Regulatory Law
Corporate Development & Finance Law
01512 Corporate Security
External Legal Fees
Litigation Legal Fees
Public Relations
Charitable Donations
Corporate Memberships
Law & General Counsel

21

SCHEDULE “B”

Director of Marketing and Business Development RAGI

Tasks	Marketing Director	President	Menagament Committee (Gaz Met/ TransCanada)	Gaz Met Management	TC Management
Identifies new business opportunities	R	A/R	C	I	I
Analyzes new business opportunities	A/R	C	I	I	I
Presents new business opportunities	R	A/R	C	I	I
Consult Partners on new business opportunities			A/R	C	C
Develops approved new business opportunities	A/R	C	I	I	I
Reviews the impact of other pipelines on the business	A/R	C	I
Sponsors BD & Marketing initiatives (trade shows etc..)	R	A	I
Creates new pipeline Tariff Services	R	A/R	C	I	I
Propose new pipeline Tariff Services	A/R	C	I	I	I
Develop new pipeline Tariff Services	R	A/R	C	I	I
Manages marketing of new and existing services	A/R	C	C	I	I
Manages existing customer relationships	R	A/R	1
Conducts and presents competitive research	A/R	I	I	I	I
Represents Company at various functions	R	A/R	I
Customer Forecast Report - Annually	A/R	C	I	I	I
Marketing & Business Development Status Resort - Monthly	A/R	C	I	I	I
Marketing & Business Development Strategy Report - Annually	A/R	C	I	I	I
Market Environment Assessment Report - Annually	A/R	C	1	I	I
General initiative activity report - Monthly	A/R	C	I	I	I
Special initiative progress reports - as required	A/R	C	I	I	I

R-Responsibility: Group that works actively on the task

A-Accountability: Group that assures the task is done on time, on budged, as specified etc,.. (the buck stops here)

C-Consult: Consult is often equated with approval. Usually there is very lilted work for the group consulted, but their approval during the process is required for the task to be completed.

I-Informs Groups who are informed haves a stake in the outcome of an activity but are not in the position to approval the task.

A) When requested by a 3rd party, confidentiality of initiatives will be maintained at PNGTS until such conditions are released

B) Gaz Met will retain the right in approve the selection of the Director of Marketing and Business Development person dedicated to PNGTS, if current PNGTS employees do not continua in this function